Exhibit 2










                                  July 2, 2001

GenesisIntermedia, Inc.
5805 Sepulveda Blvd., 8th Floor
Van Nuys, CA 91411
Attn:  Ramy El-Batrawi

      Re:       Acquisition Loan Commitment
                Investment Banking Services

Gentlemen:

           I am pleased to advise you that Riverdale LLC ("Riverdale") is conditionally committing that one or more of its affiliates will provide to GenesisIntermedia, Inc. (the "Company") an acquisition financing loan facility (the "Facility") on the terms and conditions set forth in this letter (the entity making such Facility available, the "Lender"). In addition, this letter will confirm the understanding between the Company and Riverdale (the "Banker") pursuant to which the Company has retained the Banker to perform certain investment banking functions, as described herein, on the terms and subject to the conditions set forth herein. As will be more specifically set forth below, Banker will consult with the Company from time to time in connection with the sourcing, structuring and financing of the Company's proposed acquisitions, provided, however, it is understood that Banker will not be providing all investment banking functions for the Company and should not be considered the Company's investment banker.

 1.  The basic financial terms of the Facility are as follows:

               (a) The maximum amount of the Facility at any time outstanding and/or committed shall not exceed One Hundred Million Dollars ($100,000,000.00).

               (b) The purpose of the Facility is to provide financing to the Company and its subsidiaries in order to enable the Company to make acquisitions of other issuers or their assets which are identified by the Company as consistent with the Company's business plan of aggressive growth through acquisition (the "Acquisitions"). The proceeds of loans made under the Facility (the "Loans") may be used to (i) fund the purchase price for the stock or assets acquired in the Acquisitions, (ii) refinance indebtedness acquired in the Acquisitions, and

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GenesisIntermedia, Inc.
July 2, 2001
Page 2

               (iii) finance capital expenditures and capital assets (such as real estate) acquired or identified as necessary or appropriate in connection with Acquisitions. Loans made under the Facility may be bridge loans or short- or long-term loans for Acquisitions. The Company and Lender are currently discussing the making by Lender of a bridge loan to the Company to enable the Company to acquire, in a merger, the assets and business of another issuer. While the Company and the Lender fully expect that if the transaction is accomplished the bridge loan will be made under the Facility, each is presently involved in a stage of due diligence and cannot predict whether the loan will be made, that decision to be determined by the Lender in its sole discretion after it has obtained what it considers sufficient information regarding the transaction and the proposed loan as well as other factors which Lender, in its sole discretion, may deem relevant to it.

               (c) Each loan made under the Facility, if approved by Lender, will carry such terms as the Lender and the Company agree upon at the time that the specific Loan is made. Such factors shall be determined by each of them taking into account all of the circumstances surrounding the loan and the transaction, if any, to which it may relate. Solely by way of example and without intending to create limitations on either Company or Lender, interest rate, term, collateral and covenants will be among those material terms which will be determined on a loan-by-loan basis under the Facility by negotiation between Lender and the Company. All of such material terms of any loan will depend upon economic factors general to the marketplace as well as specific factors concerning the Company and the issuer or assets, if any, proposed to be acquired. Unless the parties otherwise agree, upon the occurrence of a default of the Loans, interest shall thereafter during such default accrue on the outstanding principal amount of the Loans at the lesser of such rate plus 200 basis points or the maximum rate permitted by law (the "Default Rate"). A default by the Company under one or more Loans shall be considered a default under each and every Loan outstanding under the Facility and shall provide, among other things, Lender the right to terminate the Facility and/or accelerate any one or more of the outstanding Loans.

               (d) The terms of Lender's commitment to make Loans under the Facility shall expire on June 30, 2004 (the "Commitment Termination Date"). Any Loans outstanding on the Commitment Termination Date which do not provide amortization terms shall be amortized (straight line) over the term commencing on the date that the loan is extended and ending on June 30, 2011, (the "Maturity Date") with equal payments of principal, together with

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GenesisIntermedia, Inc.
July 2, 2001
Page 3
               interest applicable thereto, being made on the last day of each calendar quarter from and after the funds are extended. All principal and interest on all Loans that do not provide for another maturity date shall be due and payable on the Maturity Date.

               (e) Both Lender and the Company expect that a Loan, if made, under the Facility will be secured by a lien on substantially all assets of the Company and its subsidiaries (subject only to permitted liens, to the extent agreed upon by Lender, for working capital loan facilities and leases, real estate financing, equipment facilities and the like) and on substantially all of the assets and/or stock of any acquired businesses (subject only to liens securing agreed permitted indebtedness).

               (f) Unless otherwise agreed upon, prepayment of the Loans shall be permitted without premium or penalty. An expense charge aggregating $275,000 shall be paid to Lender by the Company upon execution of this letter by Lender. In addition, there shall be a funding fee of $900,000 due upon funding of the first Loan made under the Facility.

     2. (a) The following items and requirements are among the conditions which will be required to be fulfilled prior to establishment of the Facility and shall be provided to Lender and/or satisfied by the Company, at the Company's expense, in form and substance satisfactory to Lender and to counsel for Lender prior to the closing:

                (i) Execution and delivery of a Credit Agreement and related Credit Documents (as defined therein) in form and substance mutually acceptable to Lender and the Company.

                (ii) Delivery of such financial statements, balance sheets and other information with respect to the Company and its subsidiaries as Lender may request.

                (iii)There shall be no material adverse change in the financial condition of the Company and its subsidiaries taken as a whole. In addition, there shall be no material misrepresentation, inaccuracy, omission or error in any of the information, documents or materials submitted by the Company to Lender in connection with the Facility or in any documents filed with the Securities and Exchange Commission pursuant to the Federal Securities laws.

                (iv) An opinion from the Company's counsel (in form and
                     substance satisfactory to Lender in its sole discretion).

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GenesisIntermedia, Inc.
July 2, 2001
Page 4
               (v) Such other matters as Lender or its counsel determine are required by it.

              (b) There is being delivered herewith to Lender a corporate resolution of the Company, which shall include specific authority to establish and borrow under the Facility, issue the Warrants and issue the Common Stock issuable upon exercise of the Warrants, and certificates of incumbency for the officers acting on behalf of the Company.

     3. Lender shall receive either (as relevant) simultaneously herewith an opinion from the Company's counsel in the form attached hereto. The Company will provide such additional documents, agreements, certificates and requirements as Lender or Lender's counsel may deem necessary or appropriate to effectuate the terms and conditions hereof to further secure the Facility or the Loans, or to otherwise protect the interests of Lender.

     4. The following items and requirements, the satisfaction of which shall be at the Lender's sole discretion, are conditions precedent to the funding of any Loans under the Facility:

         (a) The Loan shall be secured by collateral with a value and of a nature acceptable to Lender.

         (b) Lender shall have received and reviewed such legal and business information relating to the Acquisition target as Lender shall request and Lender shall be satisfied with the results of such review.

         (c) Lender shall have received such customary loan and security closing documents as Lender shall request, all in form and substance acceptable to Lender and as required under the Credit Agreement.

     5. The execution and delivery of the Credit Agreement will occur at Lender's place of business in New York, New York, on or before the fifth (5th) business day subsequent to satisfaction by the Company of all of the conditions set forth herein to be satisfied prior to such signing, including but not limited to delivery of all documents and evidence of satisfaction of other requirements to Lender's counsel, or such other date as is mutually agreeable to the parties.

     6. Lender shall have the right to withdraw this conditional commitment should any of the following events occur:

         (a) The filing, by or against the Company of a petition in bankruptcy or insolvency, or for reorganization or for the appointment of a receiver or trustee, or making by the Company of an assignment for the benefit of

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GenesisIntermedia, Inc.
July 2, 2001
Page 5
               creditors or the filing of a petition for arrangement by the Company, which petition is not withdrawn or dismissed or which appointment, assignment or arrangement is not canceled or terminated prior to signing of the Credit Agreement.

         (b)    The Company fails to execute and deliver the Warrant
               Agreement or the Warrants or fails to provide evidence of the due authorization of the issuance thereof and the issuance of the Common Stock issuable upon exercise of the Warrants.

          (c) Ramy El-Batrawi fails to execute and deliver the Option Agreement or the Options.

          (d) Any action or proceeding is commenced by any third party seeking to prevent or invalidate the consummation of the transactions contemplated hereby.

          (e) The Company incurs an event of default under the Credit Agreement or any Loan.

     7. The Company hereby retains the Banker to provide certain investment banking services as set forth herein for a period of 24 months from the date hereof in connection with possible Acquisitions being considered from time to time by the Company whether on its own or as a result of recommendations made by Banker to the Company, and the Banker agrees to act in that role, subject to the terms and conditions of set forth in this letter. Subject to the terms and conditions of this Agreement, the nature and scope of the Banker's efforts shall be limited solely to matters relating to the sourcing, structuring and financing of the Company's Acquisitions (the "Services"), including, at the reasonable request of the Company, the following:

            - Advising the Company regarding the Company's Acquisition strategy;
            - Suggesting from time to time possible Acquisition candidates for the Company, it being understood that Banker shall be under no obligation to bring any minimum number of candidates to the Company's attention and it being further understood that Banker shall not be in violation of this agreement if Banker or its affiliates bring potential Acquisition candidates to the attention of other companies or arrange or otherwise themselves enter into transactions with such potential candidates;
            - Structuring Acquisitions, it being understood that Banker is providing consulting services only and that the Company shall be under no obligation to follow Banker's advice;
            - Proposing to the Company alternative sources of financing outside of the Facility for whatever purposes the Company may require and which are consistent with the terms of the Facility and any Loans made thereunder; and

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GenesisIntermedia, Inc.
July 2, 2001
Page 6
            - Undertaking, on behalf of the Company, certain due diligence functions in connection with any proposed Acquisitions being considered by the Company.

         Notwithstanding the foregoing, all final determinations on the advisability of the identity, structure and financing for any Acquisition shall be made by the Company's Board of Directors upon advice of its advisors other than the Banker, whose Services described herein shall be limited to proposing targets, structures and financing for consideration by the Board and such advisors.

         The Company agrees to retain its own legal counsel, accountants and broker-dealers for any necessary legal and tax advice, including any such services or related services in connection with the Services to be provided by the Banker. In addition, the Services shall not include any underwriting or broker-dealer related activities, and the Company agrees to bear the sole responsibility for the negotiation,
         preparation,   filing,  amending  and  distribution  of  any  financing
         materials or transaction documents in connection with any of the Acquisitions.

         As partial consideration for the Services to be rendered by the Banker, the Company agrees to indemnify the Banker and the other Indemnified Persons, as set forth in Annex I hereto, which is incorporated herein and made a part hereof.

         The purpose of this Section 7 is to set forth the services that the Banker will provide to the Company, as an independent contractor, either as specifically provided herein or as subsequently requested in writing by the Company and agreed to by the Banker. The parties hereto do not intend to create any special, fiduciary or agency relationship between them. The Services to be provided by the Banker hereunder are to be provided solely by the Banker and that the fees to be paid by the Company hereunder are solely for the benefit of the Banker. There may be other services which are required to be provided to the Company in connection with any transaction contemplated by this Agreement and which will be provided by others (e.g., independent auditors or appraisers). Furthermore, the parties hereto understand that the Banker is not required to purchase any securities.

     8.
         (a)  (i) the Company shall issue to Riverdale warrants (the
               "Warrants") to purchase an aggregate of 4 million shares of the Company's common stock, par value $.001 per share ("Common Stock") pursuant to the Warrant Agreement dated concurrently herewith between Riverdale and the Company which will provide for three-year Warrants to purchase 1 million shares at $2 per share and 1 million shares at $4 per share and 2 million shares at $9 per share and (ii) Ramy El-Batrawi, the Chairman and Chief Executive Officer of the Company, will grant

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GenesisIntermedia, Inc.
July 2, 2001
Page 7
               to Riverdale  options (the "Options") to purchase an aggregate of
               1.5 million shares of Common Stock pursuant to the Option Agreement dated concurrently herewith between Riverdale and Mr. El-Batrawi which provides that Riverdale shall have the right to purchase 1 million shares at $2 per share and 500,000 at $4 per share. Mr. El-Batrawi agrees to place, no later than 30 days from the date hereof, the 1 million shares subject to the $2 option granted by him, and any other shares that may become subject to such option, as a result of the anti-dilution provisions of such option, in escrow pursuant to an escrow agreement in the form attached hereto.

               (b) Riverdale shall not dispose of any of the Options or Warrants described herein or any shares purchased upon exercise thereof until the earlier of (i) July 2, 2002 (such date, the "One-Year Date; (ii) the date on which Mr. El-Batrawi directly or indirectly disposes of any Restricted Shares (the date of any such sale, the "Sale Date") whether or not such disposition is not prohibited pursuant to Section 9(a) hereof; or (iii) Holdings or any successor to Holdings (defined below) that acquires beneficial ownership in all or any of the Restricted Shares
               (defined below), directly or indirectly disposes of such Restricted Shares in violation of the terms of the lock-up arrangement described in Section 9(a) below (the date of any such sale, the "Lock-Up Violation Date"); at which time, the obligation on the part of Riverdale not to sell shall be terminated and Riverdale shall thereafter be entitled to sell any of the Options, Warrants or shares acquired upon the exercise thereof (the period ending on the earlier of the One-Year Date, the Sale Date, or the Lock-Up Violation Date, referred to collectively as the "Restricted Period").

               (c) Notwithstanding anything to the contrary in this letter, the Warrant Agreement, the Option Agreement, the Warrants or the Options, Riverdale agrees not to offer, sell, transfer, pledge, hypothecate, contract to sell, grant any option for the sale of the shares of Warrant Common Stock or Option Common Stock or otherwise dispose of, directly or indirectly (including through short sale, loan of securities or derivatives based on the Company's Common Stock), any of the shares of Warrant Common
               Stock or Option Common Stock until after the end of the Restricted Period. The Company and Mr. El-Batrawi agree not to file, or cause to be filed, with the Internal Revenue Service, any 1099 or similar form with respect to the grant or exercise of the Options or Warrants without the prior consent of Riverdale which shall not be unreasonably withheld.

               (d) The Company shall promptly after the date hereof file and cause to become effective within 90 days from the date hereof a registration statement under the Securities Act of 1933 covering the securities described herein so as to permit the

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GenesisIntermedia, Inc.
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Page 8

               (e) sale by Lender and/or to the public of the shares into which the Options and Warrants are exercisable. Such registration statement shall remain in effect until the date on which Riverdale no longer own any Warrants, Options or shares of Common Stock acquired upon the exercise of the Warrants and/or Options or the date Riverdale may sell all Common Stock acquired upon the exercise of the Warrants and/or Options under Rule 144 without limitation as to volume. In addition, the Company and Riverdale are today entering into a Registration Rights Agreement granting Riverdale additional registration rights. Riverdale shall have a right to direct Mr. El-Batrawi to vote the shares underlying the Options on any matters requiring the vote of the Company's stockholders and relating to the issuance of securities of the Company, amendments to the Company's charter documents which affect the rights of the holders of Common Stock, the sale of assets of the Company, a merger or consolidation of the Company, or any other recapitalization or reorganization of the Company.

9.    In order to induce Riverdale to enter into this Agreement:

               (a) Each of Ultimate Holdings, Ltd. ("Holdings") and Mr. El-Batrawi hereby agrees not to directly or indirectly sell or dispose of, transfer, pledge, hypothecate, contract to sell, grant any option for the sale of the shares of Warrant Common Stock or Option Common Stock that is subject to the escrow in favor of Riverdale or otherwise dispose of, directly or indirectly (including through short sale, loan of securities or derivatives based on the Company's Common Stock) any of the shares of Common Stock owned by Holdings or Mr. El-Batrawi on the date hereof (collectively, the "Restricted Shares") during the period that commences on the date hereof and terminates at 5:00 p.m. Pacific Time on July 1, 2002; provided, however, that the foregoing shall not apply to (i) sales of no fewer than 500,000 shares per sale of Restricted Shares to "qualified institutional buyers" (as defined in Rule 144A(a)(1) promulgated under the Securities Act of 1933, as amended ("Securities Act")) or (ii) sales to accredited investors ((as defined in Regulation D of the Securities Act), except that in the case of individual investors and accredited investors whose accreditation is based upon accredited individual investors, only those individuals whose individual net worth at the time of his purchase exceeds $1,000,000, will qualify as an accredited investor for purposes of this Agreement) (a) who are acceptable to Riverdale in its sole discretion and (b) who agree to enter into a lock-up agreement with respect to any Restricted Shares acquired from Holdings or Mr. El-Batrawi that is (1) acceptable to Riverdale and is (2) no less restrictive on such purchaser than the lock-up agreement of Holdings and Mr. El-Batrawi herein is restrictive on their sales of Restricted Shares. In the case of sales to qualified institutional buyers, such buyers must be completely unaffiliated with Holdings, its

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GenesisIntermedia, Inc.
July 2, 2001
Page 9
               controlling persons, Mr. El-Batrawi, the Company or any of its affiliates and there must be no understandings, agreements or arrangements, written or oral, other than solely that the buyer is purchasing shares from the seller for cash and that the shares will be delivered to the buyer regular way. Mr. El-Batrawi and Holdings each agree that Riverdale shall be entitled to seek injunctive relief for any violation or threatened violation of this Section 9 in the courts, Federal and State, located in the State of New York and that Mr. El-Batrawi and Holdings submit to the jurisdiction of such courts for the purposes of this agreement. Prior to July 2, 2002, the Company will not purchase or arrange for the purchase of any Restricted Shares.

               (b)  Holdings  and  Mr.  El-Batrawi  agree  to  place  a  legend, satisfactory to Riverdale, on any physical certificates representing Restricted Shares which they now have or which they obtain in the future and to notify any other holders of their Restricted Shares (including pledgees thereof) to the effect that the transfer of the Restricted Shares is restricted by the terms of this agreement and that such restrictions may not be lifted prior to July 2, 2002. Holdings and Mr. El-Batrawi shall further instruct in writing (and obtain the written agreement of such holders to follow such instructions) such holders to periodically, and in no event less frequently than monthly, report to Riverdale and the Company any dispositions or other transfers of Restricted Shares and to report to Riverdale each month their holdings of Restricted Shares at the end of said month. Such instruction shall be irrevocable through to July 1, 2002 without the consent of Riverdale. In addition, at the end of the Restricted Period each of Holdings and Mr. El-Batrawi shall prove to Riverdale and the Company's satisfaction its compliance with the restrictions set forth in subparagraph (a) immediately above. Should the agreement set forth in subparagraph (a) immediately above be violated by either Mr. El-Batrawi or Holdings (or any subsequent transferee thereof who has entered into a similar agreement), the violating party shall owe Riverdale, in addition to any other relief that Riverdale may be entitled to pursue, the sum of $35,000 per day from the date of the violation through July 1, 2002. The Company agrees that it will not effect any transfer of any of Holdings or Mr El-Batrawi's directly or indirectly owned Restricted Shares in violation of this Section 9 including any shares which bear any legend that shall be placed upon the certificates and that should the Company effect any transfer of any shares owned directly or indirectly by Holders or by Mr. El-Batrawi in violation of the restrictions required to be placed on the certificates or knowingly otherwise effect such transfer, then the Company shall be responsible for the payment of the $35,000 per day to the extent it is not paid by Holdings and/or Mr. El-Batrawi and Holdings and the Company agree that to the extent that the $35,000 per day is due and payable by Holdings (including by virtue of not certifying

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GenesisIntermedia, Inc.
July 2, 2001
Page 10
               to compliance at the end of the Restricted Period) and Riverdale informs the Company that it has not paid, the Company will pay to Riverdale any and all amounts owed to Holdings from the Company for any obligations, including interest, owed by the Company to Holdings

               (c) In addition to and notwithstanding the foregoing, each of Holdings and Mr. El-Batrawi agree that during the period which ends at 5:00 p.m. Pacific Time on July 1, 2002, should either party wish to dispose from time to time of shares of Common Stock at a price which price is lower than 90% of the average closing market price of the Common Stock, as reported by a national securities exchange on which the shares are listed and is the primary market for such shares or if the primary market for such shares is the Nasdaq, then on Nasdaq during the prior five business days, the proposed seller shall notify Riverdale of its intent to do so and Riverdale shall have the right within two business days to purchase such shares on the terms on which they are being proposed to be sold, the closing for which shall take place no later than three business days after Riverdale agrees to so purchase such shares; provided however, that if Riverdale does not so propose to purchase such shares on such basis, the proposed seller may dispose of such shares on such proposed terms and no more favorable terms to the buyer thereof for a period of 10 business days thereafter but, if it does not do so, it shall again be subject to this requirement. Nothing in the preceding sentence is intended to modify any of the agreements otherwise contained in this Section 9.

               (d) A sale of Common Stock by Mr. El-Batrawi or Holdings as the result of the exercise of a Warrant or Option by Riverdale shall not constitute a sale for purposes of Sections 8 and 9 herein. This exclusion includes the sale pursuant to the exercise of an option granted by Mr. El-Batrawi or Holdings to the Company that is exercisable solely upon and at the same price as the exercise of a Warrant or Option by Riverdale.

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GenesisIntermedia, Inc.
July 2, 2001
Page 11

If the Company agrees with the foregoing, please countersign below and return the original of this letter to the undersigned by July 2, 2001, or this conditional commitment will terminate.

           We thank you for the opportunity to serve your Acquisition financing needs.
                                   Sincerely,

                                  RIVERDALE LLC



                                   By:___________________
                                      Robert J. Mitchell
                                      Manager

Agreed and Accepted:

GENESISINTERMEDIA, INC.


By: ________________________________
    Ramy El-Batrawi
    Chief Executive Officer and Chairman

RAMY EL-BATRAWI


_____________________________________


ULTIMATE HOLDINGS, LTD.


By: ________________________________
      Adnan Khashoggi


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                                     Annex 1

         The Company agrees to indemnify and hold harmless the Banker and its affiliates, the respective directors, officers, agents and employees of the Banker and its affiliates and each other person, if any, controlling the Banker or any of its affiliates (the Banker and each such person and entity being referred to as an "Indemnified Person"), to the full extent lawful, from and against any losses, claims, damages or liabilities (or actions, including shareholder actions, in respect thereof) related to or arising out of this engagement or the Banker's role in connection therewith, and will reimburse any Indemnified Person for all expenses (including counsel fees) incurred by such Indemnified Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which result from any compromise or settlement not approved by the Company or which result primarily from the recklessness or the gross negligence of any Indemnified Person or a breach of the Banker's obligations under this engagement. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with this engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that results from gross negligence or willful misconduct of the Indemnified Person. The foregoing agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise, including, but not limited to, any right to contribution. The Company's agreement to indemnify the Banker and other Indemnified Persons pursuant to this engagement shall not be disclosed publicly or made available to third parties by either party hereto without the other party's prior written consent.

         If any action or proceeding is brought against any Indemnified Person in respect of which indemnity may be sought against the Company pursuant hereto, or if any Indemnified Person receives notice from any potential litigant of a claim which such person reasonably believes will result in the commencement of any such action or proceeding, such Indemnified Person shall promptly notify the Company in writing of the commencement of such action or proceeding, or of the existence of any such claim, but the omission so to notify the Company of any such action or proceeding shall not relieve the Company from any other obligation or liability which it may have to any Indemnified Person otherwise than under this agreement or with respect to any other action or proceeding. In case any such action or proceeding shall be brought against any Indemnified Person, the Company shall be entitled to participate in such action or proceeding, and after written notice from the Company to such Indemnified Person, to assume the defense of such action or proceeding with counsel of the Company's choice, or compromise or settle such action or proceeding, at its expense (in which case the Company shall not thereafter be responsible for the fees and expenses of any separate counsel retained by such Indemnified Person), provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment. Notwithstanding the Company's election to assume the defense of such action or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Company

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shall bear the reasonable fees, costs and expenses of such separate counsel, if
(a) the use of counsel chosen by the Company to represent such Indemnified Person would present such counsel with a conflict of interest; (b) the defendants in, or targets of, any such action or proceeding include both an Indemnified Person and the Company, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Persons which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Person); (c) the Company shall not have employed counsel satisfactory to such Indemnified Person in the exercise of the Indemnified Person's reasonable judgment to represent such Indemnified Person within a reasonable time after notice of the institution of such action or proceeding; or (d) the Company shall authorize such Indemnified Person to employ separate counsel at the Company's expense.

         To provide for just and equitable contribution, if the indemnification provided for in this Annex I is unavailable to an Indemnified Person in respect of any loss, liability, claim, damage or expense referred to therein because the same is determined unenforceable on grounds of illegality, policy or otherwise, then the Company, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, liabilities, claims, damages and expenses in such proportion as is appropriate to reflect the relative benefits received by the Company and the Banker, provided, however, that if applicable law does not permit such allocation, then other relevant equitable considerations such as the relative fault of the Company and the Banker in connection with the facts which resulted in such losses, liabilities, claims, damages and expenses shall also be considered. The relative benefits received by the Banker shall be deemed to be in the same proportion as the total fee the Banker receives hereunder and bears to the total net proceeds from any loan obtained by the Company. The balance of all benefits from the Sale not received by the Banker shall be deemed to be received by the Company. The relative fault, in the case of an untrue statement, alleged untrue statement, omission, or alleged omission, shall be determined by, among other things, whether such statement, alleged statement, omission, or alleged omission related to information supplied by the Company or the Banker, and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement, alleged statement, omission or alleged omission. The Company and the Banker agree that it would be unjust and inequitable if the respective obligations of the Company and the Banker for contribution were determined by pro rata or per capita allocation of the aggregate losses, liabilities, claims, damages, and expenses (even if the Banker and the other Indemnified Persons were treated as one entity for such purpose) or by any other method of allocation that does not reflect the equitable considerations referred to in this Annex I. Notwithstanding the provisions of this Annex I, the Banker shall not be required to contribute any amount in excess of the amount by which the total fee received by the Banker exceeds the amount of any damages which the Banker has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended (the "Securities Act") shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Annex I,

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each person, if any, who controls an Indemnified Person within the meaning of
Section 15 of the Securities Act or Section 20(a) of the Exchange Act of 1934, as amended (the "Exchange Act"), and each employee, agent and counsel of an Indemnified Person who is acting within the scope of his or her employment, agency or appointment, shall have the same rights to contribution as such Indemnified Person. Anything in this Annex I to the contrary notwithstanding, no party shall be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Annex I is intended to supersede any other right to contribution under the Securities Act, the Trust Indenture Act of 1939, as amended, the Exchange Act, or otherwise. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Annex I, notify such party or parties from whom contribution may be sought, but the failure to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have hereunder or otherwise than under this Annex I.

HOW AND WHEN ARE THE HOLDINGS AND RAMY SHARES GOING TO BE LEGENDED.


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